UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. ____  )

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On Track Innovations Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ON TRACK INNOVATIONS LTD.
NOTICE OF THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 26, 2015

You are hereby notified that the 2015 Annual General Meeting of Shareholders of On Track Innovations Ltd. (the “Company”), will be held on Monday, October 26, 2015, at 5:00 P.M., Israel time, at our offices, Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000 (the “Meeting”), for the following purposes:

1.
To elect Ms. Donna Seidenberg Marks to serve as an external director of the Company, as defined in the Israeli Companies Law of 1999-5759, for a three-year term commencing on January 1, 2016 and to approve a grant of options to Ms. Donna Seidenberg Marks as described in this proxy statement;

2.	To approve the employment terms of the Company’s new Chief Executive Officer, Mr. Shlomi Cohen, as described in this proxy statement;
3.	To consider and approve by a non-binding advisory vote, the compensation of our named executive officers as described in the accompanying proxy statement;
4.
To appoint Somekh Chaikin, a member of KPMG International (“Somekh Chaikin”), as our independent registered public accounting firm until the 2016 annual general meeting of shareholders, and to authorize the Company's board of directors (the “Board”), upon the recommendation of our Audit Committee, to determine the remuneration of Somekh Chaikin in accordance with the volume and nature of their services; and

5.	To present the financial statements of the company for the fiscal year ended December 31, 2014.

The Board of Directors of the Company recommends that you vote in favor of proposals number 1, 2, 3 and 4 above.

Record Date and Right to Vote

The Board has fixed the close of business on September 17, 2015, as the record date for the Meeting (“Record Date”). Subject to the provisions of Israeli law and the Company's current Articles of Association, only shareholders on the Record Date are entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof.

All shareholders that are entitled to notice and to vote at the Meeting are cordially invited to attend the Meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares as of the Record Date (“Proof of Ownership”). If you do not have either an admission ticket or Proof of Ownership, you will not be admitted to the Meeting.

Your vote is important regardless of the number of shares you own.  You may vote by telephone or over the internet on our proxy agent's website at www.proxyvote.com until the Cut-Off Date (as defined below) by following the instructions included on the enclosed proxy card. If you are not voting by phone or internet, the Company requests that you complete, sign, date and return the enclosed proxy card without delay and no later than the Cut-Off Date described below in the enclosed postage-paid return envelope, even if you now plan to attend the Meeting.  You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Meeting and voting in person. We will not be able to count a proxy card unless we receive it at our principal executive offices at Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel, 1200000, or at the office of our proxy agent, Broadridge Financial Solutions Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717, in the enclosed envelope, by Friday, October 23, 2015 at 5:00 P.M. Israel time, which is October 23, 2015, at 11:00 A.M. Eastern Time (the “Cut-Off Date”).

INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the proxy card attached hereto are available on our proxy agent's website at www.proxyvote.com. A copy of the proxy statement and proxy card will be also available at our website in the Investors Relations section at http://investors.otiglobal.com/phoenix.zhtml?c=144733&p=proxy.

IMPORTANT:  If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares, otherwise your broker, nominee or other institution may have the right to vote on the matters contained in the proxy pursuant to its sole discretion.  Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

Our website address and our proxy agent’s website address are included several times in the accompanying proxy statement as a textual reference only and the information in our website is not incorporated by reference into the accompanying proxy statement.

By order of the Board, /s/ Arie G. Rubinstein Arie G. Rubinstein, Adv. General Counsel and Secretary

September ___, 2015

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please sign, date and return your proxy promptly and no later than the Cut-Off Date, in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

ON TRACK INNOVATIONS LTD.
Z.H.R. Industrial Zone
Rosh Pina, Israel, 1200000
___________

PROXY STATEMENT
___________

INTRODUCTION

This proxy statement and the accompanying proxy card are being sent by On Track Innovations Ltd. (the “Company”), to the holders of record of the Company’s outstanding Ordinary Shares, NIS 0.10 par value per share (“Ordinary Shares”), on the record date fixed by the Company’s Board of Directors as described hereunder. The accompanying proxy is being solicited by the Board of Directors of the Company (the “Board”), for use at the annual general meeting of shareholders of the Company, to be held on Monday, October 26, 2015, at 5:00 P.M. Israel time (the “Meeting”), at our offices, Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000 and at any adjournment or postponement thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may also assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of the Ordinary Shares held in their names. and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

The Board has fixed September 17, 2015 as the record date for the Meeting (the “Record Date”). Only shareholders of record on the Record Date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On September 17, 2015, there were outstanding [________] Ordinary Shares. Each Ordinary Share is entitled to one vote per share. Subject to the provisions of Israeli law and pursuant to the current Articles of Association of the Company, no business may be transacted at any shareholder meeting unless a quorum is present when the meeting begins. The quorum required for a meeting of shareholders is at least two shareholders present in person or by proxy, holding in the aggregate at least one third (33 1/3%) of the issued and outstanding Ordinary Shares as of the Record Date (the “Quorum”). If within half an hour from the time appointed for holding a meeting, a Quorum is not present, the meeting shall be dissolved and it shall stand adjourned to the same day in the next week (or the first business day following such day, if such day is not a business day) at the same time and place; any two shareholders present, in person or by proxy, at such adjourned meeting shall constitute a Quorum. Abstentions will not be counted with respect to the items below, but will be counted in determining if a Quorum is present.  Broker non-votes, as defined below, are counted in determining if a Quorum is present.

All Ordinary Shares represented in person or by valid proxies received by the Company prior to the Cut-Off Date (as defined below), and not revoked, will be voted as specified in the proxies or voting instructions.  Votes that are left blank will be voted as recommended by Board. With regard to other matters that may properly come before the Meeting, votes will be cast at the discretion of the proxies.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes.  Because Items No. 1, 2 and 3 in this proxy statement are non-routine proposals, your broker, bank or other agent will not be entitled to vote on these proposals without your instructions. Item 4 is a routine proposal, so your broker, bank or other agents will be entitled to vote on those proposals without your instruction. No vote is required for Item No. 5.

Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Secretary, by submitting a duly executed proxy bearing a later date, but not after the Cut-Off Date, or by electing to vote in person at the Meeting.  The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

We will not be able to count a proxy card unless we receive it at our principal executive offices at Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel, 1200000, or at our proxy agent, Broadridge Financial Solutions Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717, in the enclosed envelope, by Friday, October 23, 2015, at 5:00 P.M. Israel time, which is October 23, 2015, at 11:00 A.M. Eastern Time (“Cut-Off Date”). You may also vote by telephone or over the Internet on our proxy agent's website at www.proxyvote.com until the Cut-Off Date by following the instructions included on the enclosed proxy card.

Our website address and our proxy agent's website address are included several times in this proxy statement as a textual reference only, and the information in these websites is not incorporated by reference into this proxy statement.

ITEM NO. 1 – ELECTION OF AN EXTERNAL DIRECTOR AND APPROVAL OF THE GRANT OF
OPTIONS TO THE EXTERNAL DIRECTOR

Companies incorporated under the laws of the State of Israel whose shares have been offered to the public inside or outside of Israel are required under the Israeli Companies Law of 1999-5759, as amended (the “Companies Law”) to elect at least two external directors (as described below under “Corporate Governance - External Directors”).  Since the appointment of one of our External Directors, Ms. Eileen Segall, expires on December 30, 2015, we are required under the Companies Law to convene a shareholders’ meeting to elect an additional External Director. If at the time an External Director is appointed, all current members of the Board, who are not controlling shareholders or family members thereof, are of the same gender, then that External Director must be of the other gender. Since excluding Ms. Segall, all other incumbent Board members are of male gender, under the Companies Law the External Director to be appointed must be a female.  Accordingly, the Board unanimously recommends electing Ms. Donna Seidenberg Marks to serve as an External Director on the Board in addition to Mr. William C. Anderson III. Ms. Donna Seidenberg Marks will hold office for a three-year term commencing on January 1, 2016.

The names of each current member of our Board, our executive officers, and their ages as of the Record Date, are as follows:

Name	Age	Position(s) Held
Dilip Singh (1)	67	Chairman of the Board of Directors
William C. Anderson III (1) (2) (3) (4)	45	Director
John A. Knapp Jr. (1) (3)	64	Director
Eileen Segall (1) (2) (3) (4)	37	Director
Mark Stolper (1) (3) (4)	44	Director
Shlomi Cohen	51	Chief Executive Officer
Shay Tomer	36	Chief Financial Officer

(1)	Independent Director

(2)	External Director

(3)	Member of Compensation Committee

(4)	Member of Audit Committee

External Director Nominee

Ms. Donna Seidenberg Marks, age 59, is a Certified Public Accountant with a wide variety of experience serving clients in various industries over her 37 years in the practice of public accounting. Ms. Seidenberg Marks is currently a Director at the Fuoco Group, LLC, a certified public accounting firm that provides audit, tax and consulting services to its clients throughout its five locations in Florida and New York. Prior to joining the Fuoco Group, Mrs. Seidenberg Marks was the managing partner of her own firm, Donna Seidenberg, PA and served as a Managing Director at American Express Tax and Business Services (which merged into the international accounting firm of RSM McGladrey). Her practice includes performing audits, reviews and compilations of financial statements, preparing tax returns, and rendering consulting services, including forensic accounting and expert witness testimony in mediations and litigation matters in her areas of specialization. Her experience also includes consulting on Sarbanes-Oxley implementation. Ms. Seidenberg Marks is a frequent speaker at local and national meetings of the Community Associations Institute for which she serves on its National Business Partners Council, and is a past President and Treasurer of its local chapter. Ms. Seidenberg Marks earned a Bachelor of Arts in Business Administration degree in Accounting (magna cum laude) from the University of South Florida in 1978, and is a member of the Florida Institute of Certified Public Accountants.

The Board believes that Ms. Donna Seidenberg Marks’ professional and corporate experience, as well as her knowledge and familiarity with corporate finance and accounting as an experienced Certified Public Accountant, make her suitable to serve as an External Director of the Company.

The Company has received a statement from Ms. Seidenberg Marks, in which she declares that she meets all of the requirements applicable to External Directors, as set forth in the Companies Law. Furthermore, based on Ms. Seidenberg Marks’ statements she meets the requirement of the Companies Law that an External Director shall possess financial and accounting expertise.

The Company is not aware of any reason why Ms. Seidenberg Marks, if elected as an External Director, should be unable to serve as such. The Company does not have any understanding or agreement with respect to the future election of Ms. Seidenberg Marks.

Subject to the approval of Ms. Seidenberg Marks’ election as an External Director, Ms. Seidenberg Marks will be entitled to the maximum annual and participation fees as provided for in Appendix B and Appendix C, respectively, of the Companies Regulations (Rules Regarding Compensation and Expenses of External Directors)—2000 (“External Directors Compensation and Expenses Regulations”). These regulations provide for a range of “minimum”, “maximum” and “fixed” amounts determined, inter alia, based on Company’s “Grade” according to the capital stated in its audited balance sheet for the preceding year.

Accordingly, and based on the Company’s current “Grade”, grade B, if elected, Ms. Seidenberg Marks will be entitled to: an annual fee of NIS 63,690 per annum (equal to approximately $16,206 based on an exchange rate of NIS 3.93 per 1 USD as of September 7, 2015); a meeting participation fee of NIS 3,300 per in-person meeting (equal to approximately $840 based on an exchange rate of NIS 3.93 per 1 USD); a meeting participation by telephone of NIS 1,980 per meeting (equal to approximately $504 based on an exchange rate of NIS 3.93 per 1 USD); and NIS 1,650 per written resolution (equal to approximately $420 based on an exchange rate of NIS 3.93 per 1 USD). In accordance with the External Directors Compensation and Expenses Regulations, award of the maximum annual and participation fees does not require further shareholder approval.

 Furthermore, the Company wishes, in addition to the fixed compensation specified above, in accordance with the External Directors Compensation and Expenses Regulations, and in accordance with the compensation of all of the other directors of the Company (including the other External Directors) as resolved by the Company’s General Meeting of Shareholders held on May 26, 2014, to grant 50,000 options to purchase up to 50,000 Ordinary Shares of the Company under the Company’s 2001 Share Option Plan, as amended and restated (the “Company’s Option Plan”), with an exercise price calculated according to the average closing price of the Company's Ordinary Shares on the NASDAQ Stock Market (“NASDAQ”) during the 30 trading days prior to the date of grant, which shall vest annually in three substantially equal installments starting on her first day in office, January 1, 2016, subject to the terms of the Company's Option Plan.

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, to elect Ms. Donna Seidenberg Marks as an External Director on the Board for a three-year term, commencing on January 1, 2016 and to approve the grant to Ms. Donna Seidenberg Marks of 50,000 options to purchase up to 50,000 Ordinary Shares of the Company under the Company’s Option Plan, subject to the terms specified above.”

Required Vote

The affirmative vote of a majority of the Ordinary Shares voting on the matter is required to approve this resolution, provided either: (i) included in such majority is at least a majority of the Ordinary Shares of shareholders who are non-controlling shareholders and do not have a personal interest in said election (excluding a personal interest that is not related to the relationship with the controlling shareholder), excluding for such purpose any abstentions; or (ii) the total number of Ordinary Shares of shareholders specified in clause (i) who voted against this resolution does not exceed two percent of the voting rights in the Company.1 Since abstentions are not considered votes cast, they will have no effect on the outcome of this proposal. Broker non-votes will not impact the results of the vote on this proposal, but will be counted for purposes of determining whether there is a quorum.

The Board recommends a vote FOR the election of Ms. Donna Seidenberg Marks as an External Director to the Board for a three-year term, commencing on January 1, 2016 and the approval of the grant of options to Ms. Seidenberg Marks, as disclosed in this proxy statement.

PROPOSAL NO. 2 — APPROVAL OF THE EMPLOYMENT TERMS OF THE COMPANY’S NEW
 CHIEF EXECUTIVE OFFICER, MR. SHLOMI COHEN

In connection with the appointment of Mr. Shlomi Cohen as Chief Executive Officer of the Company, the Company’s Compensation Committee and the Board of Directors approved and recommend the shareholders to approve, Mr. Cohen’s employment terms, the substantial terms of which are specified belowand further determined that such terms are advisable and in the best interest of the Company.

The following is a summary of the main proposed terms of the employment agreement for Mr. Shlomi Cohen (the “Executive”).

Title:	Chief Executive Officer
Services:
The Executive will be responsible for the day to day and management of the Company and the operations thereof and all other actions as required under applicable law, and will supervise the activities of the Company’s subsidiaries.

Gross Monthly Salary:	NIS 90,000
Bonus:	An amount equal to 12 months’ salary, subject to the Company’s compensation policy.
Equity:
Option to purchase 200,000 ordinary shares of the Company. The exercise price shall be equal to the average closing price of the Company’s ordinary shares during the 30 calendar days prior to the date of shareholder approval.  The options will be subject to 3 year vesting period, so that 66,334 options shall be vested on July 31, 2016, 66,333 options shall be vested on July 31, 2017 and additional 66,333 options shall be vested on July 31, 2018, all subject to the terms and provisions of the Company’s 2001 Share Option Plan.

Additional options to purchase up to 100,000 ordinary shares may be granted on an annual basis to promote retention and as an incentive. The issuance of such options will be subject to the discretion and approval of both the Company’s Compensation Committee and the Board of Directors.

Relocation Expenses	One-time payment of NIS 95,000, subject to the terms prescribed in employment agreement.
Term	The term of the employment is for an unlimited duration.
Termination:	Either party may terminate the agreement without cause upon prior written notice of 6 months. The Company may immediately terminate the agreement with cause.
Confidentiality and Non-Competition:	The Executive shall execute a standard confidentiality and non-competition agreement.
Vacation Days:	The Executive shall be entitled to 24 vacation days, with respect to each 12 months period of continuous employment with the Company.
Other Terms:
Executive shall be entitled to other rights and benefits, such as the use of a Company car and cellular phone, reimbursement of expenses, contributions towards a vocational study fund (“Keren Hishtalmut”), meals at the Company's facilities (the value of which shall be grossed up), and other rights granted to employees under applicable Israeli labor laws, such as convalescence pay (“Dmei-Havraa”) and sick leave.

__________________________
1 Under the Companies Law, in general, a person will be deemed to be a controlling shareholder if the person has the power to direct the activities of the Company, otherwise than by reason of being a director or other office holder of the Company, and you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal.  In addition, you are deemed to have a personal interest if a company, other than the Company, that is affiliated with you has a personal interest in the adoption of the proposal.  Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares.  However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of the Company’s Ordinary Shares, or to a matter that is not related to a relationship with a controlling shareholder.

In making its recommendation, the Compensation Committee and Board of Directors reviewed the list of considerations required to consider for the approval of the compensation terms of a chief executive officer, including Mr. Cohen’s education, expertise, professional experience and achievements, while taking into account his responsibilities and the requirements of the position.

Therefore, it is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, to approve the compensation terms of the Company’s Chief Executive Officer, Mr. Shlomi Cohen, as  described above in this proxy statement."

Required Vote

The affirmative vote of a majority of the shares voting on the matter is required to approve this resolution, provided either (i) included in such majority is at least a majority of the shares of shareholders who are non-controlling shareholders and do not have a personal interest in said resolution; or (ii) the total number of shares of shareholders specified in clause (i) who voted against this resolution does not exceed two percent of the voting rights in the Company.2 Since abstentions are not considered votes cast, they will have no effect on the outcome of this proposal. Broker non-votes will not impact the results of the vote on executive compensation, but will be counted for purposes of determining whether there is a quorum.

The Board recommends a vote FOR the approval of the compensation terms of the Company’s Chief Executive Officer, Mr. Shlomi Cohen, as described above in this proxy statement.

________________________
1 See footnote 2 above.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS (“SAY-ON-PAY VOTE”)

 In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related rules of the Securities and Exchange Commission (the “SEC”), we are including a separate proposal subject to shareholder vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined below) listed in the Summary Compensation Table as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.  To learn more about our executive compensation, see “Compensation of Directors and Executive Officers” elsewhere in this proxy statement.

Our compensation program for our Named Executive Officers is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders. The following is a summary of the primary components of our named executive officer compensation. We urge our shareholders to review the “Compensation of Directors and Executive Officers” section of this proxy statement and related compensation tables for more information.

One component of our compensation program is base compensation or salary. We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. Generally, the base salary established for an individual named executive officer reflects many inputs, including our Chief Executive Officer’s assessment of the named executive officer's performance, the level of responsibility of the named executive officer, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at our peer group companies.

Another component of our compensation program is cash bonuses. We structure our cash bonus award program to reward Named Executive Officers for our Company's successful performance, and for each individual's contribution to that performance.

A third component of our compensation program is equity awards. We grant share options to our Named Executive Officers in order to align their interests with the interests of our shareholders by tying the value delivered to our Named Executive Officers to the value of our Ordinary Shares. We also believe that share option grants to our Named Executive Officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company's performance and rewarding executives for creating shareholder value over the long-term.

At our extraordinary meeting of shareholders held on May 26, 2014, we provided our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation. Over 94% of the votes cast on this "say-on-pay vote" were voted in favor of the proposal. We have considered the say-on-pay vote and we believe that strong support from our shareholders for the say-on-pay vote indicates that our shareholders are supportive of our approach to executive compensation. At our 2014 extraordinary shareholders meeting, our shareholders also voted in favor of the proposal to hold say-on-pay votes annually, as we recommended. In the future, we will continue to consider the outcome of our say-on-pay votes when making compensation decisions regarding the Named Executive Officers. We expect to conduct the next advisory vote at our 2016 annual meeting of shareholders.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee of our Board will evaluate whether any actions are necessary to address the concerns of shareholders.

Our Board believes that the information provided in this proxy statement demonstrates that our named executive officer compensation is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the Company's Named Executive Officers to meet our strategic objectives, thereby maximizing total return to shareholders.

Therefore, it is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion set forth in this proxy statement."

Required Vote

The affirmative vote of a majority of the Ordinary Shares voting on the matter is required to approve this resolution, provided either (i) included in such majority is at least a majority of the Ordinary Shares of shareholders who are non-controlling shareholders and do not have a personal interest in said resolution; or (ii) the total number of Ordinary Shares of shareholders specified in clause (i) who voted against this resolution does not exceed two percent of the voting rights in the Company. Since abstentions are not considered votes cast, they will have no effect on the outcome of this proposal. Broker non-votes will not impact the results of the vote on executive compensation, but will be counted for purposes of determining whether there is a quorum.3

The Board recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s Named Executive Officers, as described in the compensation tables and narrative discussion set forth in this proxy statement.

ITEM NO. 4 - APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

Our Audit Committee and Board have recommended that Somekh Chaikin, a member of KPMG International (“Somekh Chaikin”), be appointed as our independent registered public accounting firm to perform the audit of our consolidated financial statements until the 2016 annual general meeting of shareholders. Somekh Chaikin confirmed that they have no relationship with the Company or with any affiliate of the Company, except as auditors.

Shareholder approval of the appointment of Somekh Chaikin as our independent registered public accounting firm until the 2016 annual general meeting of shareholders, is required under the Companies Law. Our Audit Committee and Board believe that such appointment is appropriate and in the best interests of the Company and its shareholders. Shareholder approval is further necessary under the Companies Law in order to delegate the authority to fix the remuneration of our independent registered public accounting firm. Subject to the approval of this proposal, the Board, with the recommendation of our Audit Committee, will fix the remuneration of Somekh Chaikin in accordance with the volume and nature of their services to the Company.

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, to appoint Somekh Chaikin, a member of KPMG International, as our independent registered public accounting firm until the 2016 annual general meeting of shareholders, and to authorize the Board, upon the recommendation of our Audit Committee, to determine the remuneration of Somekh Chaikin in accordance with the volume and nature of their services.”

Required Vote

The affirmative vote of a majority of the Ordinary Shares voting on the matter is required to approve this resolution. Abstentions will have no effect on the outcome of this proposal. Because this is a routine matter, there will not be any broker non-votes.

The Board recommends a vote FOR the approval of the appointment of Somekh Chaikin as our independent registered public accounting firm until the 2016 annual meeting of shareholders, and the authorization of the Board, upon the recommendation of our Audit Committee, to determine their remuneration in accordance with the volume and nature of their services.

ITEM NO. 5 - PRESENTATION OF 2014 FINANCIAL STATEMENTS

The Company’s financial information for the year ended December 31, 2014, is contained in our Annual Report on Form 10-K (the “Annual Report”), available at www.sec.gov (where the contents of the SEC’s website are not part of this proxy statement).

At the Meeting, the Company will review the audited consolidated financial statements for the year ended December 31, 2014, and will answer appropriate questions relating thereto.

No vote will be required regarding this item.

CURRENT DIRECTORS

The following is information with respect to the current directors serving on the Company’s Board of Directors:

Dilip Singh, age 67, was appointed as a director on December 30, 2012 to hold office until the first general meeting of the shareholders of the Company to be held following the termination of a 36-month period that commenced on December 30, 2012. On February 9, 2015, Mr. Singh was appointed as our Chairman of the Board of Directors. Mr. Singh has served as the General Partner of Value Generation Capital Fund LP since December 2013 and has also served as a director of Concurrent Computer Corporation, Inc., a provider of high-performance, real-time computer systems and software solutions, since July 2012. From April 2012 to April 2013, Mr. Singh served as the interim Chief Executive Officer, President and as a director of InfuSystem Holdings Inc., a provider of ambulatory infusion pumps and associated clinical services.  Prior to joining InfuSystem, Mr. Singh served as the interim Chief Executive Officer of MRV Communications, Inc., a provider of optical communications network infrastructure equipment and network management products, as well as network integration and managed services, from July 2010 to December 2011 and as a director from October 2010 to December 2011.  From December 2008 to May 2009, Mr. Singh served as the Chief Executive Officer of Telia-Sonera Spice Nepal, a large Asian mobile operator.  From October 2004 to November 2008, Mr. Singh served as the Chief Executive Officer and President of Telenity, Inc., a convergence applications, service delivery platform and value added services software company.  Mr. Singh earned a Master’s of Science in Physics from the University of Jodhpur and a Masters of Technology in Electronics & Communications Electrical Engineering from the Indian Institute of Technology.

The Company believes Mr. Singh’s vast operational executive management and board experience with global companies make him suitable to serve as a director and Chairman of the Board of Directors of the Company.

William C. Anderson III, age 45, was appointed as an External Director under the Companies Law on May 26, 2014 to hold office for a three-year term that commenced on May 26, 2014 and thereafter was appointed as a member of the Company’s Audit and Compensation Committees. Mr. Anderson is the founder of AmpThink LLC, a wireless solutions company focused on building large, complex, wireless networks employing different technologies including low and high frequency RFID, wireless bridging, WiFi, near field communications and Bluetooth. AmpThink has led the delivery of networks for three recent major American football sporting events. Mr. Anderson has been acting as Chief Executive Officer of AmpThink LLC since its incorporation in 2011. Prior to AmpThink, Mr. Anderson was co-founder of Genesta, a wireless systems integrator specializing in the design and deployment of warehouse automation systems, where Mr. Anderson from 2000 to 2011 acted as Chief Technology Officer. In this position, Mr. Anderson helped create solutions for clients such as Con Edison, Frito-Lay, and Sara Lee. Mr. Anderson holds a degree in Economics and Philosophy from Boston College and a Master’s degree in Management Science from The State University of New York.

The Company believes Mr. Anderson’s qualifications including his years of experience in the high-tech industry and network solutions business, as well as his experience as Chief Technology Officer and Chief Executive Officer of private American companies, make him suitable to serve as a director of the Company.

John A. Knapp Jr., age 64, was appointed as a director on December 30, 2012 to hold office until the first general meeting of the shareholders of the Company to be held following the termination of a 36-month period that commenced on December 30, 2012. Mr. Knapp has been the President and principal shareholder of Andover Group, Inc. since 1978.  Andover’s two main business lines are real estate development and investment management.  In October 2005, Mr. Knapp became Chief Executive Officer of ICO, Inc. and served in that capacity, as well as a director, until April 2010, when ICO was acquired by A. Schulman, Inc. for a significant premium.  Mr. Knapp, through Andover Group, Inc., was a partner in San Juan Partners, LLC. Mr. Knapp is a Chartered Financial Analyst and serves as a partner of CCM Opportunistic Partners, an investment fund that invests with emerging managers.  Mr. Knapp has served as a trustee of Annunciation Orthodox School in Houston, and is currently a trustee of the Armand Bayou Nature Center.  Mr. Knapp is a graduate with honors of from Williams College.

The Company believes that Mr. Knapp’s corporate and business strategy experience make him suitable to serve as a director of the Company.

Eileen Segall, age 37, was appointed as an External Director under the Companies Law on December 30, 2012 to hold office for a three-year term that commenced on December 30, 2012 and thereafter was appointed as Chair of the Company’s Audit and Compensation Committees. In 2008, Ms. Segall founded Tildenrow Partners, LP, a private investment partnership, and has been its General Partner since that time.  Since 2006, Ms. Segall has been a managing member of Tildenrow Advisors, LLC, a New York investment advisory firm. Ms. Segall is a value investor with fifteen years of professional experience analyzing companies from a financial and corporate strategic perspective.  Previously, from 2003 to 2006, Ms. Segall was an assistant Portfolio Manager and Director of Research at Nicusa Capital Partners, LP.  Prior to portfolio management, from 2000 to 2002, Ms. Segall covered publicly traded equities in the telecommunications equipment industry as an equity Research Associate at Robertson Stephens, Inc., an investment bank. Ms. Segall holds a B.S. in Materials Science and Engineering from the Massachusetts Institute of Technology and a Certificate in Accounting from New York University.

The Company believes Ms. Segall’s professional experience analyzing companies from a financial and corporate strategic perspective, as well as her knowledge and familiarity with corporate finance and accounting, make her suitable to serve as an external director of the Company.

    Mark Stolper, age 44, was appointed as a director on December 30, 2012 to hold office until the first general meeting of the shareholders of the Company to be held following the termination of a 36-month period that commenced as of December 30, 2012. Since 2004, Mr. Stolper has served as the Executive Vice President and Chief Financial Officer of RadNet, Inc., the largest owner and operator of freestanding medical diagnostic imaging centers in the United States.  At RadNet, Mr. Stolper is responsible for all accounting, finance, reimbursement operations, investor relations, treasury and related financial functions.  Prior to joining RadNet, Mr. Stolper had diverse experiences in investment banking, private equity, venture capital investing and operations.  Mr. Stolper began his career as a member of the corporate finance group at Dillon, Read and Co., Inc., executing mergers and acquisitions, public and private financings and private equity investments with Saratoga Partners LLP, an affiliated principal investment group of Dillon Read.  After Dillon Read, Mr. Stolper joined Archon Capital Partners, which made private equity investments in media and entertainment companies.  Mr. Stolper also worked for Eastman Kodak, where he was responsible for business development for Kodak’s Entertainment Imaging subsidiary ($1.5 billion in sales).  Mr. Stolper was also a co-founder of Broadstream Capital Partners, a Los Angeles-based investment banking firm focused on advising middle market companies engaged in financing and merger and acquisition transactions.  Mr. Stolper holds a B.A. from the University of Pennsylvania and a finance degree from the Wharton School.  Mr. Stolper also has a postgraduate Award in Accounting from UCLA.

The Company believes Mr. Stolper’s professional and corporate experience, as well as his knowledge and familiarity with corporate finance and accounting as an experienced Chief Financial Officer of a NASDAQ-traded company, make him suitable to serve as a director of the Company.

EXECUTIVE OFFICERS

The following is information with respect to Company’s current executive officers who are not directors.

Shlomi Cohen, age 51, has served as the Company’s Chief Executive Officer since August 11, 2015. Prior to joining the Company, Mr. Cohen served as president and chief executive officer of RayV Technologies Ltd. from 2012 until it was acquired by Yahoo! in 2014. From 2010 to 2012, Mr. Cohen served as president of Europe Middle-East Africa for NICE Systems Ltd (NASDAQ: NICE). Mr. Cohen has also held sales positions with a number of leading technology companies, including Nokia (2007-2010), Siemens (2003-2007), BATM Advanced Communications (1998-2002) and Eldor Computers (1990-1995). Mr. Cohen holds a B.SC in Mechanical Engineering from Tel-Aviv University and a Master’s Degree in Business Administration specializing in marketing,   from Bar-Ilan University.

Shay Tomer, age 36, has served as the Company’s Chief Financial Officer since June 1, 2013. Mr. Tomer is a Certified Public Accountant in Israel. Mr. Tomer joined the Company in 2007, first as a controller at its headquarters in Israel and since 2008 as deputy Chief Financial Officer..  Prior to joining the Company, Mr. Tomer worked in Ernst & Young’s audit department from 2004 to 2007 and was a lecturer and instructor in accounting at the Open University of Israel. Mr. Tomer holds a B.A. in Accounting and Economics from the University of Haifa.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date concerning the beneficial ownership of voting securities of (1) each member of the Board, (2) the Named Executive Officers, (3) our External Director nominee, (4) all of our directors and executive officers as a group, and (5) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities relying solely upon the amounts and percentages disclosed in their public filings.

All information with respect to the ownership of any of the below shareholders has been furnished by such shareholder and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all of the shares shown as owned, subject to community property laws, where applicable. The shares owned by the directors and executive officers include the shares owned by their family members to which such directors and executive officers disclaim beneficial ownership, as provided for below.

As of September 17, 2015, we had [40,835,974] Ordinary Shares outstanding:

Name of beneficial owner	Position	Number of Shares Beneficially Owned (*)	% of Class of Shares
Dilip Singh (1)	Director	490,172	1.2%
William C. Anderson III (2)	Director	16,667	**
John A. Knapp Jr. (3)	Director	254,033	**
Eileen Segall (4)	Director	33,333	**
Mark Stolper (5)	Director	30,417	**
Shay Tomer (6)	Officer	26,111	**
Ofer Tziperman (7)	Former Chief Executive Officer	154,444	**
Dimitrios J. Angelis (8)	Former Director and Chief Executive Officer of OTI America	118,833	**
Shlomi Cohen	Chief Executive Officer	0
Donna Seidenberg Marks	External Director Nominee	0
All executive officers and directors as a group (10 persons)		1,124,010	2.7%
5% Shareholders
Jerry L. Ivy, Jr. (9)	Shareholder	3,063,916	7.5%

(*)
If a shareholder has the right to acquire Ordinary Shares by exercising options currently exercisable or exercisable within 60 days of the date of this table, these Ordinary Shares are deemed outstanding for the purpose of computing the percentage owned by the specific shareholder (that is, they are included in both the numerator and the denominator), but they are disregarded for the purpose of computing the percentage owned by any other shareholder.

(**)	Less than 1%

(1)
Based on the information provided by Mr. Singh, includes 22,054 Ordinary Shares held by Value Generation Capital Fund, LP. The general partner of Value Generation Capital Fund, LP is Value Generation Capital, LLC. Mr. Singh is the managing member of Value Generation Capital, LLC, and may be deemed to have voting and dispositive power with respect to the shares held by Value Generation Capital Fund, LP, includes 434,785 Ordinary Shares as to which Mr. Singh has voting rights in his capacity as Chairman of the Board, pursuant to irrevocable proxies previously granted to the Chairman of the Board of the Company and includes options held by Mr. Singh to purchase 33,333 Ordinary Shares currently exercisable or exercisable within 60 days of September 17, 2015.

(2)	Consist of options held by Mr. Anderson to purchase 16,667 Ordinary Shares currently exercisable or exercisable within 60 days of September 17, 2015.

(3)	Includes 220,700 Ordinary Shares held by Mr. Knapp and includes options held by Mr. Knapp to purchase 33,333 Ordinary Shares currently exercisable or exercisable within 60 days of September 17, 2015.

(4)	Consist of options held by Ms. Segall to purchase 33,333 Ordinary Shares currently exercisable or exercisable within 60 days of September 17, 2015.

(5)	Consist of options held by Mr. Stolper to purchase 30,417 Ordinary Shares currently exercisable or exercisable within 60 days of September 17, 2015.

(6)	Consists of options held by Mr. Tomer to purchase 26,111 Ordinary Shares currently exercisable or exercisable within 60 days of the date of September 17, 2015.

(7)
Includes 10,000 Ordinary Shares held by Mr. Tziperman and includes options held by Mr. Tziperman to purchase 144,444 Ordinary Shares currently exercisable or exercisable within 60 days of the date of this table.

(8)
Based on the information provided by Mr. Angelis, includes 35,500 Ordinary Shares held by Mr. Angelis, and includes options to purchase 83,333 ordinary shares currently exercisable or exercisable within 60 days of this table.

(9)
Information is based solely on Schedule 13G filed by Mr. Ivy with the SEC on January 16, 2015. Includes 2,641,116 Ordinary Shares held by Mr. Ivy and 422,800 Ordinary Shares held in an account with Marlene A. Ivy as joint tenants with rights of survivorship. Mr. Ivy’s address is 1003 Lake St. S #301 Kirkland, WA 98035.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, submitted to the SEC during the fiscal year ended December 31, 2014, we believe that during said year, our executive officers, directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements, except for Mr. William C. Anderson III, a director, who failed to timely file a Form 3 and a Form 4 with respect to options granted to Mr. Anderson pursuant the Company’s Option Plan.

CORPORATE GOVERNANCE

Independent Directors

All of our five directors on our Board, except for our chairman, Mr. Dilip Singh are independent directors as defined in SEC and NASDAQ Rules.  Our independent directors are Eileen Segall, Mark Stolper, William Anderson and John Knapp.  Based on information provided to the Company, the Board has determined that Ms. Donna Seidenberg Marks, our external director nominee, is independent as defined by SEC and NASDAQ rules.

Financial Expertise

Under the Companies Law, our Board is required to determine how many of our non-External Directors should be required to have financial and accounting expertise. In determining such number, the Board must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our Board has determined that at least one director (excluding External Directors) should be required to have financial and accounting expertise. Each member of the Audit Committee of our Board has financial and accounting expertise as defined under the Companies Law.

Board Leadership Structure

Mr. Cohen is our Chief Executive Officer, and Mr. Dilip Singh is Chairman of our Board.  As Chief Executive Officer of the Company, Mr. Cohen reports to the Company’s Board. In light of Mr. Cohen’s experience as a senior officer in multinational corporations, we believe that the Company and its shareholders will benefit from Mr. Cohen’s capabilities and expertise as a full-time officer of the Company who will be able to work closely with consulting and legal teams to execute the Company’s long-term intellectual property assertions and monetization plan.

None of our independent directors serves as the lead independent director. We believe that this leadership structure is appropriate given the current size and operations of the Company. Our Board’s role in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and deliberations.

Risk Oversight

The Board's role in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer, whose performance is assessed by the Board, and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

The Board, including the Audit Committee and Compensation Committee, periodically reviews and assesses the significant risks to the Company. Our management is responsible for the Company's risk management process and the day-to-day supervision and mitigation of risks. These risks include strategic, operational, competitive, financial, legal and regulatory risks. Our Board leadership structure, together with the frequent interaction between our directors and management, assists in this effort. Communication between our Board and management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

The Board plays an active role, as a whole and at the committee level in overseeing management of the Company’s risks. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible, among other things, for overseeing the management of financial and accounting risks, risks related to the Company’s compliance with legal and regulatory requirements, risks in regards to the independent auditor’s performance of its internal audit function, evaluation of any inadequacies in the business management of the Company and risks in related-party transactions. The Compensation Committee is responsible, among other things, for overseeing the management of risks relating to executive and employees compensation plans, incentive awards and other beneficial arrangements. While each committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

The Board administers its risk oversight responsibilities through the Chief Executive Officer and the Chief Financial Officer, who, together with management representatives of the relevant functional areas review and assess the operations of the Company as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel with shares listed on a stock exchange must appoint at least two External Directors. The term of External Director Ms. Eileen Segall will expire on December 30, 2015. The Board recommends electing the nominee director proposed in Item No. 1 above to serve as an External Director on the Board, commencing on January 1, 2016.

Qualifications

The Companies Law provides that a person may not be appointed as an External Director if the person is a relative of the controlling shareholder of the company or if the person (or any of the person's relatives, partners, employers or anyone to whom the person is directly or indirectly subjected to or any entity under the person's control) has or had during the two years preceding the date of appointment any affiliation with the company, its controlling shareholder, any of the controlling shareholder's relatives, any other entity under the control of the company or the company's controlling shareholder, and, where there is no controlling shareholder and no shareholder holding 25% or more of the voting power of the company, any affiliation to the chairman of the board of directors of the company, the company's chief executive officer, any beneficial owner of 5% or more of the issued shares or the voting power of the company or the most senior executive officer of the company in the finance field.

The term affiliation includes:

•           an employment relationship;

•           a business or professional relationship maintained on a regular basis;

•           control; and

•           service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public, if such director was appointed as a director of the private company in order to serve as an External Director following the public offering.

"Office holder" is defined in the Companies Law as a chief executive officer, chief business manager, deputy general manager, vice general manager, any person who holds such position in the company, even if such person holds a different title, any director and other manager or officer who reports directly to the chief executive officer.

No person can serve as an External Director if his or her position or other business interests create, or may create, a conflict of interest with his or her responsibilities as an External Director or may otherwise interfere with his or her ability to serve as an External Director. No person can serve as an External Director if the person (or any of the person's relatives, partners, employers, anyone to whom the person is directly or indirectly subjected to or any entity under the person's control) has business or professional relations with anyone the affiliation with whom is prohibited by the Companies Law, even if those affiliations are not of an ongoing nature, excluding negligible affiliations. External Directors are required to possess professional qualifications as set out in regulations promulgated under the Companies Law.

If at the time an External Director is appointed, all current members of the Board, who are not controlling shareholders or family members thereof, are of the same gender, then that External Director must be of the other gender. Regulations promulgated under the Companies Law provide that the requirement of Israeli residency does not apply to the External Directors of companies whose shares are listed for trading outside of Israel.

Based on information provided to the Company, Ms. Donna Seidenberg Marks, our external director nominee, qualifies as an External Director under the Companies Law. Neither she nor the current External Directors has any relationship with us besides serving on our Board.

Committee Membership

Under the Companies Law, each committee of our Board must include at least one External Director and the Audit Committee and Compensation Committee must include all of the External Directors.  Ms. Segall and Mr. Anderson III are currently the External Director members of our Audit Committee and Compensation Committee, and our external director nominee, Ms. Donna Seidenberg Marks is expected to become an External Director member of the Audit Committee and Compensation Committee following the termination of Ms. Segall’s nomination as an External Director, subject to Ms. Seidenberg Marks’ election by the general meeting of shareholders. Ms. Segall currently serves as Chairman of both committees.

Election, Term and Compensation

External Directors are elected by a majority vote at a shareholders’ meeting at which either the majority of shares voted at the meeting, including at least a majority of the shares held by non-controlling shareholders disinterested with respect to the interests of controlling shareholders voted at the meeting, vote in favor of the election of the External Director, or the total number of shares held by non-controlling shareholders disinterested with respect to the interests of controlling shareholders voted against the election of the External Director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an External Director is three years commencing from the date of his or her election and under regulations that apply to Israeli companies whose shares that have been offered to the public outside of Israel or traded on a stock exchange outside of Israel, may be extended for consecutive additional three year periods (unlike other public companies, in which only two additional three year periods are allowed).  External Directors may only be removed by the same percentage of shareholders as is required for their election, or by a court, and then only if the External Directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company.  If an External Directorship becomes vacant, our Board is required under the Companies Law to call a shareholders’ meeting promptly to appoint a new External Director.

An External Director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an External Director.

Alternate Directors

Under our current articles of association as amended and restated on December 6, 2013, each of our directors may appoint, with the agreement of the Board and subject to the provisions of the Israeli Companies Law, by written notice to us, any person to serve as an alternate director.  Under the Companies Law, neither a current serving director, nor a currently-serving alternate director or any person not eligible under the Companies Law to be appointed as a director, may be appointed as an alternate director.  An alternate director has all the rights and duties of the director appointing him, unless the appointment of the alternate provides otherwise, and the right to remuneration. The alternate director may not act at any meeting at which the appointing director is present.  Unless the time period or scope of the appointment is limited by the appointing director, the appointment is effective for all purposes, but expires upon the expiration of the appointing director’s term.  Currently, none of our directors has appointed any alternate directors.

Directors’ Service Contracts

Currently, none of our directors have any services contracts either with us, or with any of our subsidiaries, which provide for benefits upon termination of employment or service.

Board Meetings and Committees

During 2014, the Board held fourteen meetings (and adopted certain resolutions by way of two unanimous written consents). A majority of the directors attended all of the meetings of the Board and the committees on which they served and none of our directors attended less than 75% of the meetings of the Board and the committees. Each of the directors is encouraged to attend the annual shareholder’s meeting. None of the five directors currently serving on the Board attended the 2014 annual shareholder’s meeting. Our Board has established an Audit Committee and a Compensation Committee.

Audit Committee

The current members of our Audit Committee are Eileen Segall, Mark Stolper and William C. Anderson. Eileen Segall serves as the Chairman of the Audit Committee. Our Board has determined that all of the above are independent Audit Committee members within the meaning of NASDAQ and SEC rules. Our Board has also determined that Mark Stolper is an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and that he has the requisite experience under NASDAQ rules.

Our Audit Committee operates under a written charter that is posted on our website at http://investors.otiglobal.com.

Our Audit Committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our Audit Committee also oversees the audit efforts of our independent accountants and takes those actions that it deems necessary to satisfy itself that the accountants are independent of management.

 Under the Companies Law and NASDAQ rules, our Audit Committee is responsible for (i) determining whether there are deficiencies in the business management practices of our Company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the Board to improve such practices, (ii) determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest) and whether such transaction should be deemed as material or extraordinary, (iii) where the Board approves the working plan of the internal auditor, to examine such working plan before its submission to the Board and propose amendments thereto, (iv) examining our internal controls and internal auditor's performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, (v) examining the scope of our auditor's work and compensation and submitting a recommendation with respect thereto to our Board or shareholders, depending on which of them is considering the appointment of our auditor, and (vi) establishing procedures for the handling of employee complaints as to the management of our business and the protection to be provided to such employees. In compliance with regulations promulgated under the Companies Law, our Audit Committee also approves our financial statements, thereby fulfilling the requirement that a board committee provide such approval.

Our Audit Committee held four meetings during the fiscal year ended December 31, 2014.

Compensation Committee

The current members of our Compensation Committee are Eileen Segall, Mark Stolper, John Knapp and William C. Anderson III. Eileen Segall is the Compensation Committee’s Chairman. Our Board has determined that all Compensation Committee members are independent within the meaning of NASDAQ and SEC rules.

The Compensation Committee operates under a charter that is posted on our website at http://investors.otiglobal.com.

Our Compensation Committee held four meetings during the fiscal year ended December 31, 2014 (and adopted certain resolutions by way of one unanimous written consent).

Under the Companies Law and NASDAQ rules, our Compensation Committee is responsible for (i) proposing office holder compensation policies to the Board, (ii) proposing necessary revisions to any compensation policy and examining its implementation, (iii) determining whether to approve transactions with respect to compensation of office holders, and (iv) determining, in accordance with office holder compensation policies, whether to exempt an engagement with an unaffiliated nominee for the position of chief executive officer from requiring shareholder approval.

Subject to the provisions of the Companies Law, compensation of executive officers is generally determined and approved by our Compensation Committee and our Board. Shareholder approval is generally required when (i) approval by our Board and our Compensation Committee is not consistent with our Executive Officers Compensation Policy which was adopted following approval by the annual general meeting of shareholders on December 6, 2013, or (ii) the compensation is that of our Chief Executive Officer.   In special circumstances, our Compensation Committee and Board may approve the compensation of an executive officer (other than a director, a chief executive officer or a controlling shareholder) or approve the compensation policy despite shareholder objection. Additionally, under certain circumstances, our Compensation Committee may exempt an engagement with a nominee for the position of chief executive officer from requiring shareholders’ approval.

A director or executive officer may not be present when the Board discusses or votes upon the terms of his or her compensation, unless the chairman of the Board (as applicable) determines that he or she should be present to present the transaction that is subject to approval.  The Chief Executive Officer may not be present during voting or deliberations regarding his or her compensation.

We may from time to time engage the services of external compensation consultants on a case by case basis, and have engaged the services of such a consultant with respect to the preparation of the Executive Officers Compensation Policy, which was adopted in 2013 pursuant to a recent amendment to the Companies Law and is described more fully below, under “Compensation of Directors and Executive Officers—Employment Agreements”. We believe all compensation consultants we have engaged are independent for the purposes of NASDAQ rules.

Nominating Committee; Director Candidates

We do not have a nominating committee or any committees of a similar nature, nor any charter governing the nomination process. Our Board does not believe that such committees are needed for a company our size.

Director nominees are recommended for our Board's selection by a majority of our independent directors in a vote in which only our independent directors participate. Under the Companies Law, our directors are elected by the general meeting of shareholders, with the recommendation of the Board. There is no formal process or policy that governs the manner in which we identify potential candidates for the Board. Historically, however, the Board has considered several factors in evaluating candidates for nomination to the Board, including the candidate’s knowledge of the Company and its business, the candidate’s business experience and credentials, and whether the candidate would represent the interests of all the Company’s shareholders as opposed to a specific group of shareholders. Diversity is not considered material in identifying nominees for directors. We do not have a formal policy with respect to our consideration of Board nominees recommended by our shareholders because we are a small company. However, our independent directors will consider shareholders suggestions for additions to our Board. A shareholder who desires to recommend a candidate for nomination to the Board should do so by writing to us at Board of Directors, c/o Company Secretary, On Track Innovations Ltd., Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000.

Deadline and Procedures for Submitting Board of Directors Nominations

Subject to our amended and restated Articles of Association and the Companies Law, a shareholder wishing to nominate a candidate for election to the Board at the next Annual Meeting is required to give written notice containing the required information specified above addressed to the Board, c/o Company Secretary, On Track Innovations Ltd., Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000, of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company no later than the time required by the Companies Law.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive and financial officers and all of our employees. The Code of Business Conduct and Ethics is publicly available on our website at www.otiglobal.com and we will provide, at no charge, persons with a written copy upon written request made to us. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of this code to our Chief Executive Officer, Chief Financial Officer or corporate controller, we will disclose the nature of such amendment or waiver on our website within four business days.

Communications with the Board of Directors

Shareholders who have questions or concerns should contact the members of the Board by writing to: Board of Directors, c/o Company Secretary, On Track Innovations Ltd., Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000. All communications received in writing will be distributed to the members of the Board deemed appropriate, depending on the facts and circumstances outlined in the communication received.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

 The following table sets forth the compensation earned during the years ended December 31, 2014 and 2013 by (i) former director and Chief Executive Officer of OTI America, who ceased office on August 3, 2015 (ii) our former Chief Executive Officer¸ who ceased office on August 10, 2015 and (iii) Chief Financial Officer (who we refer to collectively as the “Named Executive Officers”). As required by Israeli law, it also sets forth the compensation during those years for (i) our former Chief Sales and Marketing Officer and (ii) our General Counsel and Corporate Secretary.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock-based Awards ($) (2)	Non-equity Incentive Plan Compensation	All Other Compensation ($) (3)	Total ($)
Dimitrios J. Angelis Former Director and Chief	2014	300,000	-	48,970	50,000	61,427	460,397
Chief Executive Officer of OTI America Inc. (4)	2013	29,003	-	222,340	-	-	251,343
Ofer Tziperman	2014	342,779	-	-	45,274	93,377	481,430
Former Chief Executive Officer (5)	2013	297,790	89,691	554,530	79,571	86,475	1,108,057
Shay Tomer	2014	171,809	7,713	14,352	24,985	52,767	271,626
Chief Financial Officer (6)	2013	120,011	13,288	28,799	13,287	47,068	222,453
Shlomi Eytan	2014	138,301	-	14,352	52,970	40,016	245,639
Former Chief Sales and Marketing Officer (7)	2013	62,288	-	28,799	-	20,222	111,309
Arie G. Rubinstein	2014	138,903	-	10,764	15,091	46,947	211,705
General Counsel and Corporate Secretary (8)	2013	115,204	-	32,400	-	46,817	194,421

(1)	Salary payments which were in NIS were translated into U.S. dollars according to annually average exchange rate of 3.58 NIS per U.S. dollar in 2014 and 3.61 NIS per U.S. dollar in 2013.

(2)
The fair value recognized for the stock-based awards was determined as of the grant date in accordance with Financial Accounting Standards Board, Accounting Standards Codification No. 718, Compensation—Stock Compensation (see Note 10C. to our consolidated financial statements included elsewhere in this Annual Report).

(3)	This cost reflects social benefits (as required under applicable Israeli law), car expenses and termination payments.
(4)
Mr. Dimitrios J. Angelis served as Chairman of the Board of Directors from April 26, 2013, until February 9, 2015, and served as the Chief Executive Officer of OTI America from December 6, 2013 until August 3, 2015

(5)
The 2014 “All Other Compensation” of Mr. Tziperman, as shown in the table above, is comprised of $23,475 of car expenses and $69,902 of social benefits. The 2013 “All Other Compensation” of Mr. Tziperman, as shown in the table above, is comprised of $23,253 of car expenses and $63,222 of social benefits. The “non-equity incentive plan compensation” granted to Mr. Tziperman in 2013, as shown in the table above, is comprised of $79,570 for serving as President of PARX, and $89,692 for serving as Company’s Chief Executive Officer. The “non-equity incentive plan compensation” of Mr. Tziperman for 2014, as shown in the table above, relates to Mr. Tziperman’s serving as Company’s Chief Executive Officer. On February 10, 2015, Mr. Tziperman provided advance notice of his resignation from his respective positions which came into effect on August 10, 2015.

(6)
The 2014 “All Other Compensation” of Mr. Tomer, as shown in the table above is comprised of $21,798 of car expenses and $30,969 of social benefits. The 2013 “All Other Compensation” of Mr. Tomer, as shown in the table above, is comprised of $21,592 of car expenses and $25,476 of social benefits.

(7)
Former Chief Sales and Marketing Officer Mr. Shlomi Eytan served in the Company’s from August 1, 2013 until November 10, 2014. The 2014 “All Other Compensation” of Mr. Eytan, as shown in the table above, is comprised of $16,349 of car expenses and $23,667 of social benefits. The 2013 “All Other Compensation” of Mr. Eytan, as shown in the table above, is comprised of $9,000 of car expenses and $11,222 of social benefits.

(8)
The 2014 “All Other Compensation” of Mr. Rubinstein, as shown in the table above is comprised of $21,600 of car expenses and $25,347 of social benefits. The 2013 “All Other Compensation” of Mr. Rubinstein, as shown in the table above, is comprised of $21,403 of car expenses and $25,414 of social benefits.

All of the Named Executive Officers currently in office and our directors mentioned in the table below are entitled to acceleration of the vesting of any unvested share options and restricted shares in the event of a change of control of the Company. If this Annual General Meeting will approve the grant of options to Ms. Donna Seidenberg Marks, she will be entitled to the same acceleration right.

Pension, Retirement or Similar Benefit Plans

Except as required by applicable labor law (relating to severance payments to Israeli employees), Mr. Shay Tomer and Mr. Arie G. Rubinstein  shall be entitled to receive a one-time payment upon termination of their employment in exchange for their commitment to confidentiality and non-competition, as detailed in the description of their agreements below.Mr. Dimitrios Angelis and Mr. Ofer Tziperman were also entitled to receive a one-time payment upon termination of their employment in exchange for their commitment to confidentiality and non-competition.

Executive Officers Compensation Policy

In accordance with recent requirements and limitations set forth in the Companies Law, we adopted a Compensation Policy, which was formulated by our Compensation Committee, approved by our Board and recommended to our shareholders, who approved the adoption of the Compensation Policy at our annual general meeting held on December 6, 2013.

The Compensation Policy sets rules and guidelines with respect to our compensation strategy for executive officers, and is designed to provide for the retention of, and to attract, highly qualified executives.  The Compensation Policy is designed to balance competitive compensation of executive officers with our financial resources, while creating appropriate incentives considering, among other factors, risk management factors arising from our business, executive compensation benchmarks used in the industry, our size (including without limitation, sales volume and number of employees), the nature of our business and our then current cash flow situation, in order to promote our long-term goals, work plan, policies and the interests of our shareholders.

The Compensation Policy is designed to allow us to create a full compensation package for each of our executives based on common principles. With respect to variable compensation components, the Compensation Policy is designed to allow us to consider each executive’s contribution to achieving our short-term and long-term strategic goals and in maximizing its profits from long-term perspective and in accordance with the executive’s position.

The Compensation Policy further provides for an annual performance bonus payable to executive officers. The payment of such bonus is tied to long-term corporate performance, rather than short-term stock market performance. Bonuses are paid in accordance with specific performance targets and based, among other factors, upon the following: (i) the Company’s achievement of certain financial performance metrics, consisting of annual revenue targets, an EBITDA target and a free cash flow target, each based on our annual budget; (ii) achievement by the respective executive of certain pre-determined objectives; and (iii) other discretionary considerations, taking into account tangible and intangible performance factors, including the executive’s relative contribution to the Company.

Bonus payments shall not exceed, in the case of the Chief Executive Officer, an aggregate amount equivalent to 12 months’ base salary, and for other executive officers, an aggregate amount equivalent to nine months’ base salary of the respective executive.

Employment Agreements

We maintain written employment and related agreements with all of our Named Executive Officers. These agreements provide for monthly salaries and contributions by us to executive insurance and vocational studies funds. The employment agreements of certain Named Executive Officers provide for the achievement of an annual bonus, as described above. In addition, we may decide to grant our Named Executive Officers stock options from time to time. All of our Named Executive Officers’ employment and related agreements contain provisions regarding noncompetition, confidentiality of information and assignment of inventions. The enforceability of covenants not to compete in Israel is unclear.

We have or had the following written agreements and other arrangements concerning compensation with our current Named Executive Officers and our former Chief Executive Officer, Ofer Tziperman, and the former director and Chief Executive Officer of OTI America, Dimitrios Angelis:

(1)
Agreement with Dimitrios J. Angelis. The employment agreement of former director and former Chief Executive Officer of OTI America Inc., Mr. Angelis with the Company, dated December 22, 2013, provided that Mr. Angelis would act as the Chief Executive Officer of OTI America, in consideration of an annual gross salary of $300,000. The employment agreement was for an initial term of three years, commencing December 6, 2013, and could be terminated at any time and without notice. The agreement provided that this initial term would be automatically extended for successive periods of one year each, unless either party submits a 180-day notice prior to the expiration of the initial period. If the Company terminated Mr. Angelis’ employment other than for cause or total disability or if Mr. Angelis terminated his employment for good reason (as such terms are defined in Mr. Angelis’ employment agreement), the Company was required to pay Mr. Angelis his unpaid salary earned through the termination date and a separation payment in an amount equal to 12 months’ base salary in effect at the time of termination. Under his employment agreement, Mr. Angelis was granted options to purchase 150,000 Ordinary Shares. On May 26, 2014, Mr. Angelis, together with the then incumbent members of the Board, was granted additional options to purchase 50,000 Ordinary Shares by the general meeting of shareholders.

In accordance with the Compensation Policy, Mr. Angelis was entitled to an annual bonus of up to 12 months gross base salary. For 2014, 70% of Mr. Angelis’s maximum annual bonus was tied to performance targets (financial and operational) determined by our Compensation Committee and Board. The remaining portion of Mr. Angelis’s maximum annual bonus was discretionary and the payment thereof was determined by our Compensation Committee and our Board.

The agreement is no longer effective as of August 3, 2015. In accordance with the terms of Mr. Angelis’s employment agreement, Mr. Angelis received his unpaid salary earned through August 3, 2015 and a separation payment in an amount equal to 12 months’ base salary.

(2)
Agreement with Ofer Tziperman. The employment agreement of our former Chief Executive Officer, Mr. Tziperman with the Company, dated December 22, 2013, provided that Mr. Tziperman would act as the Chief Executive Officer of the Company and the Chief Executive Officer of the Company’s subsidiaries, PARX and EasyPark, in consideration of a monthly gross salary of NIS 90,000. The employment agreement was for an initial term of three years commencing on March 7, 2013 and ending on March 6, 2016. This initial term was supposed to be automatically extended for two successive periods of three years each; however, Mr. Tziperman resigned from the Company and said extension did not enter into effect. Nevertheless, other than in the case of termination of the agreement for cause, the term of the agreement could be terminated by either party upon at least six months’ prior written notice. In the event of termination (by either party), Mr. Tziperman would be entitled to severance pay equal to the statutory rate of one month’s current salary multiplied by the number of years of employment, unless the termination occurred as a result of circumstances depriving him of the right to severance pay at law. Additionally, in consideration for his commitment to confidentiality and non-competition, Mr. Tziperman was entitled to receive a one-time payment equal to twelve months of the then applicable salary, where 50% of this amount shall be paid upon the termination of his employment and the remaining 50% shall be held in escrow and released 12 months after the termination of his employment, provided Mr. Tziperman has complied with his confidentiality and non-competition commitments. Under his employment agreement, Mr. Tziperman was granted options to purchase 266,666 shares of the Company.

In accordance with the Compensation Policy, Mr. Tziperman was entitled to an annual bonus of up to 12 months gross base salary. For 2014, 70% of Mr. Tziperman’s maximum annual bonus was tied to performance targets (financial and operational) determined by our Compensation Committee and Board.  The remaining portion of Mr. Tziperman’s maximum annual bonus was discretionary and the payment thereof was determined by our Compensation Committee and our Board.

The agreement was terminated on August 10, 2015. In accordance with the terms of Mr. Tziperman’s employment agreement, Mr. Tziperman received 50% of 12 months of his then applicable salary, with 50% of this amount held in escrow and to be released on the 12 month anniversary after the date the agreement was terminated, subject to compliance by Mr. Tziperman with his confidentiality and non-competition commitments.

(3)
Agreement with Shay Tomer. The initial employment agreement of Mr. Tomer with the Company, dated April 24, 2007, provided that Mr. Tomer act as the Comptroller of the Company’s finance department. Effective June 1, 2013, Mr. Tomer was appointed as the Company’s Chief Financial Officer and, accordingly, entered into a new employment agreement on August 6, 2013, which replaced his then existing employment agreement. Mr. Tomer’s current employment agreement is for an unspecified term and either party may terminate the employment agreement upon six months advance notice. In the event of termination (by either party), Mr. Tomer is entitled to receive severance pay equal to the statutory rate of one month’s current salary multiplied by the number of years of employment, unless the termination occurs as a result of circumstances depriving him of the right to severance pay at law or as a result of a breach of trust or a material breach of his undertakings. Additionally, in consideration for his commitment to confidentiality and non-competition, Mr. Tomer shall be entitled to receive a one-time payment equal to six months of his then current salary, where 50% of this amount shall be paid upon the termination of his employment and the remaining 50% shall be held in escrow and released 12 months after the termination of his employment, provided that Mr. Tomer has complied with his confidentiality and non-competition commitments. Under his employment agreement, Mr. Tomer was granted options to purchase 40,000 Ordinary Shares.

In accordance with the Compensation Policy, Mr. Tomer is entitled to an annual bonus of up to nine months gross base salary. For 2014, 70% of Mr. Tomer’s maximum annual bonus was tied to financial performance targets, and 20% is based upon certain employee performance goals, both of which are determined by our Chief Executive Officer.  The remaining portion of Mr. Tomer’s maximum annual bonus is discretionary and the payment thereof is determined by our Chief Executive Officer.

Outstanding Equity Awards At Fiscal Year-End

                    The following table shows options to purchase our Ordinary Shares awards outstanding on the last day of the fiscal year ended December 31, 2014 for each of our Named Executive Officers.

Number of Securities Underlying Unexercised
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price($)	Option expiration date	Number of shares that have not vested (#)	Market value of shares that have not vested ($)
Dimitrios Angelis (1)	50,000	100,000	$3.23	12/06/2018	-	-
	33,334	16,666	$2.32	5/26/2019	-	-

Ofer Tziperman (2)(3)	55,555	111,111	$0.90	12/06/2018	-	-
	33,333	66,667	$3.18	12/30/2018	-	-

Shay Tomer (4)(5)	8,333	26,667	$1.46	07/20/2018	-	-
	-	13,333	$2.36	05/13/2019	-	-

(1)
On December 6, 2013, 150,000 options were granted to Mr. Angelis, former director and Chief Executive Officer of OTI America, under the 2001 Stock Option Plan. The options vest in three equal annual installments, commencing December 6, 2014. On May 26, 2014 50,000 options were granted to Mr. Angelis under the 2001 Stock Option Plan. The options vest in three annual installments as follows: 16,667 options at grant, 16,667 on December 30, 2014, and 16,666 on December 30, 2015. Following Mr. Dimitrios cessation of employment on August 3, 2015, his unvested options expired and his vested options as of such date became exercisable until November 3, 2015. Thereafter his unexercised options will expire.

(2)
On December 6, 2013, 166,666 options were granted to Mr. Tziperman, former Chief Executive Officer, under the 2001 Stock Option Plan. The options vest in three equal annual installments, commencing March 7, 2014.

(3)	On December 30, 2013, 100,000 options were granted to Mr. Tziperman under the 2001 Stock Option Plan. The options vest in three equal annual installments, commencing December 30, 2014.

(4)
On July 20, 2013, 40,000 options were granted to Mr. Tomer under the 2001 Stock Option Plan out of which 5,000 options were exercised by Mr. Tomer as of December 31, 2014 The options vest in three equal annual installments, commencing July 20, 2014.

(5)	On May 13, 2014, 13,333 options were granted to Mr. Tomer under the 2001 Stock Option Plan. The options vest in three equal annual installments, commencing May 13, 2015.

Director Compensation for 2014

The following table provides information regarding compensation earned by, awarded to or paid to each person for serving as a director who was not an executive officer during the fiscal year ended December 31, 2014:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3) (4)	Total ($)
Dilip Singh	32,613	48,970	81,583
William C. Anderson III (5)	19,278	53,800	73,078
Richard K. Coleman Jr. (6)	5,785	-	5,785
Jeffrey E. Eberwein (7)	4,587	-	4,587
Charles M. Gillman	31,443	48,970	80,413
Jerry L. Ivy Jr. (8)	13,448	-	13,448
John A. Knapp Jr.	30,775	48,970	79,745
Eileen Segall	31,497	48,970	80,467
Mark Stolper	33,309	48,970	82,279

(1)	The table above does not include Mr. Angelis, who is included in the description of compensation of Named Executive Officers above.

(2)	This column represents the sums that our non-executive directors received according to the Israeli regulations as an annual fee as well as for attendance to Board and Board Committees meetings.

(3)
This column represents the fair value of stock options granted during 2014. The amounts reflect the grant date fair value, as calculated pursuant to FASB ASC Topic 718, of these option awards (see Note 10C to our consolidated financial statements included in the Annual Report).

(4)	As of December 31, 2014, our directors held options to purchase our Ordinary Shares as follows:

Name	Aggregate number of Ordinary Shares Underlying stock options
William C. Anderson III	50,000
John A. Knapp Jr.	50,000
Charles M. Gillman	50,000
Eileen Segall	50,000
Dilip Singh	50,000
Mark Stolper	50,000

(5)	External director Mr. Anderson was appointed to the Board on May 26, 2014, and the table above represents the compensation paid to Mr. Anderson in 2014.

(6)	Former director Mr. Coleman resigned from the Board on April 23, 2014, and the table above represents the compensation paid to Mr. Coleman in 2014.

(7)	Former external director Mr. Eberwein resigned from the Board on March 21, 2014, and the table above represents the compensation paid to Mr. Eberwein in 2014.

(8)
Former director Mr. Ivy resigned from the Board on October 3, 2014, and the table above represents the compensation paid to Mr. Ivy in 2014. Mr. Ivy was granted options to purchase 50,000 Ordinary Shares in 2014, none of which vested prior to their expiration in October 2014.

We reimburse our directors for expenses incurred in connection with attending Board meetings and Committee meetings and provide the following compensation for directors: annual compensation of $17,780; meeting participation fees of $922 per in-person meeting; meeting participation by telephone of $558 per meeting; and $465 per written resolution.

Our executive directors do not receive additional separate compensation for their service on the Board or any Committee of the Board.  During 2014, our non-executive directors were reimbursed for their expenses for each Board meeting and Committee meeting attended and in addition received the foregoing compensation with respect to attendance in such meetings. The aggregate amount paid by us to our non-executive directors for their service during 2014 was $202,800.

See the section entitled “Security Ownership of Certain Beneficial Owners and Management” above for information on beneficial ownership of our shares by our directors and executive officers.  We have no outstanding loans to any of our directors or executive officers.

Under the Companies Law, each of our External Directors is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an External Director.

Certain Relationships and Related Person Transactions; and Director Independence

Our policy is to enter into transactions with related parties on terms that are on the whole no less favorable to us than those that would be available from unaffiliated parties at arm’s length.

Agreements with Directors and Officers

We have entered into employment agreements with all of our officers and directors as described above. In addition, we have granted options to purchase our Ordinary Shares to our officers, as described elsewhere in this proxy statement.

Other than described above, none of our independent directors has any relationship with the Company other than their service as directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have engaged Somekh Chaikin as our principal independent registered public accounting firm for the fiscal year ended December 31, 2014.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the oversight of our independent auditors’ work. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Somekh Chaikin. These services may include audit services, audit-related services, tax services and other services, as further described below. The Audit Committee sets forth the basis for its pre-approval in detail, listing the particular services or categories of services which are pre-approved, and setting forth a specific budget for such services. Additional services may be pre-approved by the Audit Committee on an individual basis. Once services have been pre-approved, Somekh Chaikin and our management then report to the Audit Committee on a periodic basis regarding the extent of services actually provided in accordance with the applicable pre-approval, and regarding the fees for the services performed.

Our Audit Committee pre-approved all audit and non-audit services provided to us and to our subsidiaries during the periods listed below. The Audit Committee approves discrete projects on a case-by-case basis that may have a material effect on our operations and also considers whether proposed services are compatible with the independence of the independent auditors.
Pursuant to our pre-approval policy, the Audit Committee pre-approves and delegates to our Chairman of the Board the authority to approve the retention of ad hoc audit and non-audit services from our independent auditors, beyond the scope approved by the Audit Committee as part of the annual audit plan.

Pursuant to our pre-approval policy, our Chairman of the Board, upon the recommendation of our management, can approve an audit or non-audit service, for a specific and limited scope, the fees for which do not exceed $5,000, provided that such additional services by the independent auditors shall not impair their independency. The Chairman shall notify the Audit Committee of any such additional services approved and the delegation of authority to the Chairman shall not derogate from the Audit Committee’s responsibilities.

Principal Accountant Fees and Services

The following fees were billed by Somekh Chaikin, a member firm of KPMG International, and affiliate firms for professional services rendered thereby for the years ended December 31 2014 and 2013 (in thousands):

	2014	2013
Audit fees (1)	$188	$242
Audit related fees (2)	$27	$48
Tax fees (3)	$22	$16
All other fees (4)	$7	$-
Total	$246	$306

(1)
The audit fees for the years ended December 31, 2014 and 2013, are the aggregate fees billed or billable (for the year) for the professional services rendered for the audits of our 2014 and 2013 annual consolidated financial statements, review of our consolidated quarterly financial statements during 2014 and 2013, and services that are normally provided in connection with statutory audits of us and our subsidiaries, consents and assistance with review of documents filed with the SEC.

(2)
The audit-related fees for the year ended December 31, 2014 included services in respect of our registration statement on Form S-3. The audit-related fees for the year ended December 31, 2013 included services in respect of the carve-out financial report for the SmartID division made in connection with the sale of such division to SuperCom in 2013.

(3)	Tax fees are the aggregate fees billed (for the year) for professional services rendered for tax compliance and tax advice other than in connection with the audit.
(4)
All other fees for the year ended December 31, 2014 included services in connection with the conflict mineral law requirements that manufacturers audit their supply chains and report conflict minerals usage.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for fiscal year 2014; (2) discussed with the independent auditor the matters required to be discussed by Codification of Statements on Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board; (3) received the written disclosures and the letter from the independent auditor required by applicable requirements of the standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, (4) discussed with the independent auditor its independence and (5) considered whether the provision of nonaudit services by the independent auditor is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 30, 2015.

By the Audit Committee
of the Board of Directors of On Track Innovations Ltd.
Eileen Segall, Chairman
Mark Stolper
William C. Anderson III

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Shareholders who wish to present proposals appropriate for consideration at our 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) must submit the proposal in proper form consistent with our amended and restated Articles of Association and applicable law to us at our address as set forth on the first page of this proxy statement and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act , in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 Annual Meeting. Shareholders who wish to present proposals appropriate for consideration at the 2016 Annual Meeting outside of Rule 14a-8 must submit the proposal in proper form consistent with our amended and restated Articles of Association and applicable law to us at our address as set forth on the first page of this proxy statement by, in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 Annual Meeting. Any such proposals should contain the name and record address of the shareholder, the number of Ordinary Shares beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the proxy statement file with the SEC if such shareholder was a participant in the solicitation subject to Section 14 of the Exchange Act. The proposal, as well as any questions related thereto, should be directed to our Secretary.

If a shareholder submits a proposal after the last date applicable under our amended and restated Articles of Association and applicable law but still wishes to present the proposal at our 2016 Annual Meeting (but not in our proxy statement), the proposal, which must be presented in a manner consistent with our Articles of Association and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary no later than seven days after notice for such meeting.

We did not receive notice of any proposed matter to be submitted by shareholders for a vote at this Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Meeting will be voted in the discretion of our management on such other matter which may properly come before the Meeting.

SHAREHOLDERS SHARING THE SAME ADDRESS

Only one set of proxy materials may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Company’s Secretary, Mr. Arie G. Rubinstein, by e-mail addressed to arie_r@otiglobal.com, by mail addressed to c/o Company Secretary, On Track Innovations Ltd., Z.H.R. Industrial Zone, Rosh Pina, Israel, 1200000, or by telephone at +011 972-4-6868000. Shareholders sharing an address and currently receiving a single copy may contact the Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Secretary as described above.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE AND NOT LATER THAN FRIDAY, OCTOBER 23, 2015, AT 5:00 P.M. ISRAEL TIME (11:00 A.M. EST) IN THE ENCLOSED RETURN ENVELOPE.  A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors
/s/ Arie G. Rubinstein Arie G. Rubinstein, Adv. General Counsel and Secretary

Rosh Pina, Israel
September __, 2015

ANNUAL MEETING OF SHAREHOLDERS OF

ON TRACK INNOVATIONS LTD.

OCTOBER 26, 2015

(THE “SHAREHOLDERS MEETING”)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at www.proxyvote.com.

If you have not voted by phone or internet, please sign, date and mail your proxy card in the envelope provided as soon as possible.

ꜜ Please detach along perforated line and mail in the envelope provided. ꜜ

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until Friday, October 23, 2015 at 5:00 P.M. Israel time, which is October 23, 2015, at 11:00 A.M. Eastern Time (“Cut-Off Date”). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it no later than the Cut-Off Date in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You may also send the signed and dated proxy card to our principal executive offices at Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel, 1200000 no later than the Cut-Off Date.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS  PROXY CARD  IS VALID ONLY  WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
1.
Item No. 1 – To elect Ms. Donna Seidenberg Marks to serve as an external director of the Company for a three-year term commencing on January 1, 2016 and to approve a grant of options to Ms. Seidenberg Marks.
		☐	☐	☐

2.	Item No. 2 - To approve the employment terms of the Company’s new Chief Executive Officer, Mr. Shlomi Cohen.	☐	☐	☐

For	Against	Abstain
3.	Item No. 3 - To consider and approve by a non-binding advisory vote, the compensation of our named executive officers.	☐	☐	☐

4.
Item No. 4 – To appoint Somekh Chaikin, a member of KPMG International, as our independent registered public accounting firm  until the 2016 annual meeting of shareholders, and to authorize the Company's board of directors, upon the recommendation of our Audit Committee, to determine the remuneration of Somekh Chaikin in accordance with the volume and nature of their services.
		☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ON TRACK INNOVATIONS LTD.

Annual Meeting of Shareholders

October 26, 2015

This proxy is solicited by the Board of Directors

THE FOLLOWING PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ON TRACK INNOVATIONS LTD.

The undersigned shareholder of On Track Innovations Ltd. (the "Company") hereby appoints Shlomi Cohen, Shay Tomer and Arie G. Rubinstein, or any of them, as proxy and attorney of the undersigned, for and in the name(s) of the undersigned, to attend the annual meeting of shareholders of the Company (the "Shareholders Meeting") to be held at the Company's offices at Z.H.R. Industrial Zone, Rosh Pina, Israel on October 26, 2015, at 5:00 p.m. local time, and any adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Shareholders Meeting with all powers possessed by the undersigned if personally present at the Shareholders Meeting, including, without limitation, to vote and act in accordance with the instructions set forth below. The undersigned hereby acknowledges receipt of the Notice of an Annual Meeting of Shareholders and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED BELOW. IF THIS PROXY CARD IS EXECUTED BUT NO INSTRUCTION IS GIVEN WITH RESPECT TO ITEMS NO. 1, 2, 3 AND 4 SPECIFIED HEREIN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ITEM NO. 1, 2, 3 AND 4.

Continued and to be signed on reverse side